Exhibit 10.8

RETENTION PERFORMANCE SHARES AGREEMENT

FOR CHIEF EXECUTIVE OFFICER

CONAGRA BRANDS, INC. 2014 STOCK PLAN

This Performance Shares Agreement for Chief Executive Officer (hereinafter referred to as the “Agreement”) is made between Conagra Brands, Inc., a Delaware corporation (“Conagra” or the “Company”), and the Chief Executive Officer of the Company (the “Participant”).

1.         Award Grant. Conagra hereby grants Performance Shares to the Participant under the Conagra Brands, Inc. 2014 Stock Plan, as amended (the “Plan”), as follows, effective as of the Date of Grant set forth below:

Participant:

Number of Performance Shares

(at Target Performance):

Date of Grant:

3-Year Performance Period:

Dividend Equivalents: Dividend equivalents will be paid on earned Performance Shares.

Please read this Agreement and the Plan carefully. Conagra has caused this Agreement to be executed effective as of the Date of Grant. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control. In the event of any conflict between the terms of this Agreement and the Letter of Agreement, this Agreement shall control. To accept this grant of Performance Shares, by which the Participant consents and agrees to the terms and conditions on which the Performance Shares are offered, as set forth in this Agreement (including, in particular, such terms and conditions under Section 21 of this Agreement) and the Plan, the Participant must countersign this Agreement and return a countersigned copy to the Company no later than 11:59 p.m., Pacific Time, on the 10th calendar day following the Date of Grant. The Performance Shares will be accepted only if the Participant takes this affirmative action. The Participant's failure to so accept the Performance Shares prior to the deadline will constitute the Participant's rejection of the Performance Shares and their terms and conditions, as set forth in this Agreement and the Plan.

CONAGRA BRANDS, INC.

By: _________________                  Date: _________________

PARTICIPANT

By:          ________________________                  Date: __________________

Name:

2.           Definitions. Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan unless otherwise specifically defined below or elsewhere in this Agreement.

(a)         “Cause” means: (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from termination by the Participant for Good Reason, as defined below) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (ii) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) the Participant’s conviction of a felony or conviction of a misdemeanor that impairs the Participant’s ability to substantially perform the Participant’s duties with the Company. For the purposes of this definition, (x) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company; and (y) any reference to the “Company” in this Section 2(a) shall include a Successor Company, as applicable.

(b)         “Continuous Employment” means continued service from the Date of Grant, without interruption or termination, as to employment with the Company and the performance of substantial services with respect thereto. Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service. Further, Continuous Employment shall be considered continued service without interruption or termination in the case of (i) the termination without Cause by the Company of the Participant’s employment with the Company, or (ii) the Normal Retirement of the Participant, in either which case in connection with which the Participant continues to serve (without interruption or termination, and with the explicit written consent of the Board as to this matter), as of and after the date of such termination of employment or Normal Retirement, as a member of the Board (such continued Board service, “Transition Director Service”).

(c)         “Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under the Company’s long term disability plan.

(d)         “Good Reason” shall have the meaning set forth in the Letter of Agreement.

(e)         “Letter of Agreement” means          the letter agreement, dated as of August 2, 2018, by and between Conagra Brands, Inc. and Sean M. Connolly.

(f)         “Normal Retirement” means the Participant’s voluntary Separation from Service with the Company on or after the Participant having attained at least age 57.

(g)         “Separation from Service,” “termination of employment,” and similar terms mean the date that the Participant “separates from service” within the meaning of Code Section 409A.

(h)         “Successor Company” means any successor entity to the Company in connection with and following a Change of Control.

(i)         “Successors” means the beneficiaries, executors, administrators, heirs, successors and assigns of a person.

3.           Performance Goals. Exhibit A to this Agreement sets for the performance goals and other terms and conditions relating to the Performance Shares. The actual number of shares earned by the Participant will be determined at the end of the Performance Period based on attainment of the performance goals and other conditions and as certified in writing by the Committee. Actual performance ranging between threshold and target (or target and maximum) will be interpolated.

4.           Settlement of Performance Shares.

(a)         Except as provided under Section 4(b) and Section 6 below, the Participant’s earned Performance Shares shall be settled by delivery of one share of Stock for each earned Performance Share during the calendar year in which the Performance Period ends and following the Committee’s certification in writing that the applicable performance goals have been met.

(b)         The Participant’s Performance Shares will be settled earlier than the end of the Performance Period upon the Participant’s death (as provided under Section 5(b)(i)) or upon a Change of Control (as provided under Section 6).

(c)         Dividend equivalents will be paid in Stock on earned Performance Shares at the same time the Performance Shares are settled. The amount of dividend equivalents for each Performance Share earned shall equal the dividends paid on one share of Stock during the period between the beginning of the Performance Period and the date of distribution.

(d)         Fractional shares equal to or greater than one-half share shall be rounded up to the next whole share and any fractional share less than one-half shall be rounded down to the next whole share.

5.           Termination of Continuous Employment.

(a)         If the Participant’s Continuous Employment with the Company terminates prior to the end of the Performance Period for any reason other than provided in Section 5(b) below, the Performance Shares (and all dividend equivalents) subject to this Agreement shall be immediately forfeited without further consideration to the Participant.

(b)         (i)         If the Participant’s Continuous Employment with the Company terminates prior to the end of the Performance Period by reason of death, then (to the extent such Performance Shares have not previously been forfeited) the Performance Shares shall be deemed earned upon death at the target performance levels, without proration, and shall be settled within 2-1/2 months following the Participant’s date of death. Any portion of such Performance Shares that are not so earned shall be forfeited upon the date the Participant’s Continuous Employment so terminates.

(ii)         If the Participant’s Continuous Employment with the Company terminates prior to the end of the Performance Period by reason of Normal Retirement that does not result in Transition Director Service, or by reason of the termination of Transition Director Service, in either case (A) before the second anniversary of the Date of Grant, then the Performance Shares (and all dividend equivalents) subject to this Agreement shall be immediately forfeited without further consideration to the Participant, or (B) on or after the second anniversary of the Date of Grant, then (to the extent such Performance Shares have not previously been forfeited) the Participant shall remain eligible to earn a pro rata portion of the Performance Shares at the performance level for such Performance Shares as ultimately certified by the Committee to the same extent that the Performance Shares would otherwise have been earned had the Participant remained in Continuous Employment through the end of the Performance Period, with such pro rata portion of the Performance Shares determined as described in Section 5(b)(v) below. Such pro rata portion shall be deemed to be earned at the end of the Performance Period and shall be settled as described in Section 4(a). Any portion of such Performance Shares that are not so earned shall be forfeited upon the date the Participant’s Continuous Employment so terminates.

(iii)         If the Participant’s Continuous Employment with the Company terminates prior to the end of the Performance Period by reason of the Participant’s involuntary termination of employment by the Company without Cause (and does not result in Transition Director Service), then (to the extent such Performance Shares have not previously been forfeited) the Participant shall remain eligible to earn a pro rata portion of the Performance Shares at the performance level for such Performance Shares as ultimately certified by the Committee to the same extent that the Performance Shares would otherwise have been earned had the Participant remained in Continuous Employment through the end of the Performance Period, with such pro rata portion of the Performance Shares determined as described in Section 5(b)(v) below. Such pro rata portion shall be deemed to be earned at the end of the Performance Period and shall be settled as described in Section 4(a). Any portion of such Performance Shares that are not so earned shall be forfeited upon the date the Participant’s Continuous Employment so terminates.

(iv)         If the Participant’s Continuous Employment with the Company terminates prior to the end of the Performance Period by reason of the Participant’s Disability, then (to the extent such Performance Shares have not previously been forfeited) the Participant shall remain eligible to earn a pro rata portion of the Performance Shares at the target performance levels for such Performance Shares, with such pro rata portion of the Performance Shares determined as described in Section 5(b)(v) below. Such pro rata portion shall be deemed to be earned at the end of the Performance Period and shall be settled as described in Section 4(a). Any portion of such Performance Shares that are not so earned shall be forfeited upon the date the Participant’s Continuous Employment so terminates.

(v)         For purposes of Section 5(b)(ii), Section 5(b)(iii) and Section 5(b)(iv) above, the pro rata portion of the Performance Shares shall be determined by multiplying the total number of earned Performance Shares, to the extent not previously forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company (or providing Transition Director Service) during the period beginning on the first day of the Performance Period and ending on the date the Participant’s Continuous Employment so terminates and the denominator of which is the total number of calendar days beginning on the first day of the Performance Period and ending on the last day of the Performance Period, rounded to the nearest whole number of Performance Shares.

6.           Change of Control.

(a)         If a Change of Control occurs prior to the end of the Performance Period and the Participant has not yet earned or forfeited the Performance Shares as of the date of such Change of Control, then the amount of the Participant’s outstanding Performance Shares shall be determined as of the Change of Control in an amount equal to the Change of Control Value. The “Change of Control Value” shall mean the volume weighted average price of the Company’s common stock on the New York Stock Exchange for the five business days immediately preceding the closing date of the Change of Control multiplied by the number of Performance Shares that would have been earned for the full Performance Period, based on the greater of (i) Company performance for the Performance Period against the target performance, calculated as if the Performance Period ended on the last day of the Company’s fiscal period that ended immediately preceding the date of the Change of Control and (ii) Company performance at the targeted level for the Performance Period. In addition, the Performance Shares shall be subject to the following terms set forth below, as applicable.

(b)         If no Replacement Award is provided to the Participant in connection with the Change of Control to replace, continue or adjust the Participant’s outstanding Performance Shares (the “Replaced Award”), the Participant will be deemed to have earned, as of the Change of Control, a cash payment equal in value to the Change of Control Value. Such cash payment, when made, will be in full satisfaction of this Performance Shares award. Such earned cash payment shall be paid on the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Code Section 409(a)(2)(A)(v), and the regulations thereunder, and where Code Section 409A applies to such distribution, the Participant will receive such earned cash payment on the date that would have otherwise applied pursuant to this Agreement as though such Change of Control had not occurred.

(c)         If a Replacement Award is provided to the Participant in connection with the Change of Control to replace, continue or adjust the Replaced Award and the Participant remains in Continuous Employment with the Company (or any Successor Company) after the Change of Control through the end of the Performance Period, the Replacement Award will be deemed earned at the end of the Performance Period. The settlement of the earned Replacement Award shall be made in the shares of stock provided for under such Replacement Award during the calendar year in which the Performance Period ends and in full satisfaction of such Replacement Award.

(d)         If a Replacement Award is provided to the Participant in connection with the Change of Control to replace, continue or adjust the Replaced Award and the Participant remains in Continuous Employment with the Company (or any Successor Company) after the Change of Control, but the Participant dies prior to the end of the Performance Period, the Replacement Award will be deemed earned as of the Participant’s death. The settlement of the earned Replacement Award shall be made in the shares of stock provided for under such Replacement Award within 2-1/2 months following the Participant’s date of death and in full satisfaction of such Replacement Award.

(e)         Notwithstanding anything in this Agreement to the contrary, if a Replacement Award is provided to the Participant in connection with the Change of Control to replace, continue or adjust the Replaced Award and (i) the Participant’s Continuous Employment with the Company (or any Successor Company) is terminated by the Participant for Good Reason or by the Company (or any Successor Company) other than for Cause, or upon the termination of Transition Director Service, (ii) the Participant terminates Continuous Employment with the Company (or any Successor Company) due to Normal Retirement, or (iii) the Participant’s Continuous Employment with the Company (or any Successor Company) is terminated due to Disability, in each case within a period of two years after the Change of Control but prior to the end of the Performance Period, the Replacement Award shall be deemed 100% earned at the end of the Performance Period. The Participant will be paid such earned Replacement Award in shares of stock provided for under such Replacement Award during the calendar year in which the Performance Period ends and in full satisfaction of such Replacement Award.

(f)         If a Replacement Award is provided, notwithstanding anything in this Plan to the contrary, any outstanding Performance Shares that, at the time of the Change of Control, are not subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A) shall be deemed to be earned at the time of such Change of Control and shall be paid in accordance with Section 6(b)’s payment timing provisions in shares of stock provided for under such Replacement Award in full satisfaction of such Replacement Award.

(g)         For purposes of this Agreement, a “Replacement Award” means an award (i) that vests or is earned based solely on the passage of time and has a value equal to the Change of Control Value, (ii) that relates to U.S. publicly traded equity securities of the Company (or any Successor Company) in the Change of Control, (iii) the tax consequences of which for the Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (iv) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Code Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 6(g) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

7.           Payment of Taxes Upon Settlement. As a condition of the delivery of payment under this Agreement, the Participant agrees that the Company shall withhold a sufficient number of shares of Stock or cash from such payment for any taxes required to be withheld by the Company under Federal, State or local law as a result of the settlement of the Performance Shares in an amount sufficient to satisfy the minimum amount of taxes that is required to be withheld. To the extent permitted under the Plan, the Committee may allow for additional withholding of taxes.

8.           Beneficiary Designation. In the case of the Participant’s death, settlement of the Participant’s Performance Shares will be made to the Participant’s designated beneficiary or, if no beneficiary is so designated, the Participant’s surviving spouse (if married) or estate (if not married).

9.           Non-Transferability of Performance Shares. The Performance Shares may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the Performance Shares by using puts, calls or similar financial techniques. The Performance Shares subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Performance Shares or any related rights to the Performance Shares that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the Performance Shares or such rights, the Performance Shares and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.

10.         Rights as Stockholder. The Participant, or his Successors, shall have no rights as a stockholder with respect to any Performance Shares covered by this Agreement.

11.         Forfeitures and Recoupment. In addition to this Agreement, the Performance Shares and any shares of Stock issued or transferred to the Participant, or any cash paid to the Participant, pursuant to the Performance Shares shall be subject to and remain subject to any incentive compensation clawback or recoupment policies of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time (the “Policy”), to the extent the Policy is applicable to the Participant and such Performance Shares, Stock or cash. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold the shares of Stock and other amounts acquired pursuant to the Performance Shares to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that this Agreement and the Policy conflict, the terms of the Policy shall prevail. Relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Policy from and after the effective date thereof.

12.         Adjustments Upon Changes in Capitalization. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number of Performance Shares subject to this Agreement and in the other terms of these Performance Shares; provided, however, that no fractional share shall be issued upon subsequent settlement of the Performance Shares.

13.         Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Chicago, Illinois, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to receive payment under this Agreement upon settlement of the Performance Shares shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.

14.         Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each Successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights that the Participant or his Successors may have in respect to the Plan or this Agreement.

15.         No Right to Continued Employment. Except as provided under Section 21, nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or the Letter of Agreement or confer upon the Participant any right to continued employment with the Company.

16.         Resolution of Disputes. Any dispute or disagreement that should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement shall be determined by the Committee, subject to customary judicial resolution under applicable law (anything in the Plan to the contrary notwithstanding). This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

17.         Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with or be exempt from Code Section 409A and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Code Section 409A. It is intended that all compensation and benefits payable or provided to Participant under this Agreement shall, to the extent required to comply with Code Section 409A, fully comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject the Participant to the additional tax, interest or penalties that may be imposed under Code Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

18.         Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

19.         Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

20.         Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Performance Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.         Additional Terms and Conditions.

(a)         Conagra reserves the right to impose other requirements on the Performance Shares, any shares of Stock or cash acquired pursuant to the Performance Shares, and the Participant’s participation in the Plan, to the extent Conagra determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Shares and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(b)         Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. For purpose of clarification, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(c)         As set forth and described in this Agreement, the terms of these Performance Shares and this Agreement are specifically intended by the Participant and the Company to implement treatment of the Performance Shares in the event of a Normal Retirement (or Transition Director Service) different than as provided for under the Letter of Agreement. To that end, notwithstanding anything in the Letter of Agreement or otherwise to the contrary, the Participant (including by accepting and not revoking this award) and the Company hereby specifically agree and acknowledge that: (i) the Normal Retirement and other terms of this Agreement shall apply to the Performance Shares notwithstanding Section 3.3 or Section 11 (including the third sentence of Section 11) or other applicable sections of the Letter of Agreement in the event of the Participant’s Normal Retirement; (ii) the definition of Cause set forth in this Agreement shall apply to the Performance Shares notwithstanding Section 4.1(a) of the Letter of Agreement; (iii) any settlement of unpaid vested benefits regarding any equity compensation (specifically with respect to the Performance Shares and this Agreement) shall be made subject to the terms of this Agreement notwithstanding Sections 4.2(d), Section 4.3(f) and Section 4.4(b) of the Letter of Agreement; (iv) the “Retirement” terms and conditions of the Letter of Agreement, in particular Section 4.5 and Section 4.6, shall not be applicable regarding the Performance Shares or this Agreement (and that such treatment shall not constitute a Company or other breach of the Letter of Agreement); and (v) this Agreement constitutes a mutual written agreement between the Company and the Participant.